AMENDMENT TO EMPLOYMENT AGREEMENT

                    Effective as of February 15, 2001, this Agreement amends the provisions of the EMPLOYMENT AGREEMENT, between RARE MEDIUM GROUP, INC. ("RMGI"), a Delaware corporation, and/or its principal subsidiary, Rare Medium, Inc. (together with RMGI, the "Company") and Michael Hultberg (the "Employee").

                    Whereas, the Company desires to induce the Employee to continue his Employment with the Company and the Employee desires to accept such inducement. Therefore, the Company and the Employee hereby agree to amend the Employee's Employment Agreement with the Company (the "Employment Agreement") to add the following terms:

A. Consequences of Termination of Employment For Cause and Not For Cause. The Company may discharge the Employee and thereby terminate his employment under the Employment Agreement for the following reasons ("For Cause"): (i) habitual intoxication which materially affects the Employee's performance;
(ii) drug addiction; (iii) conviction of a felony materially adversely affecting the Company or the Employee's ability to perform his duties hereunder; (iv) adjudication as an incompetent; or (v) misappropriation of corporate funds. In the event that the Company shall discharge the Employee For Cause, the Company shall not have any further obligations or liability under this Agreement.

                    In addition, in the event that the Company shall discharge the Employee other than For Cause, or require the Employee to move outside the New York metropolitan area, then Employee shall receive a lump sum payment from the Company which shall be equal to one year of Employee's then current salary, and in no case less than the Employee's salary as of the execution of this Agreement. The Company will then have no further obligations or liability under the Employment Agreement. Following such a termination, Employee shall have the right to exercise all vested stock options through the Option Expiration Date set forth in the Employee's stock option agreement or stock option certificate.

B. Change of Control. At any time ninety days following a "Change in Control" of RMGI as defined below, Employee shall have the right to terminate the Employment Agreement. Upon Employee's election to terminate pursuant to this provision, Employee shall receive a lump sum payment from RMGI or its successor which shall be equal to one year of Employee's then current salary, and in no case less than the Employee's salary as of the execution of this Agreement. Employee shall have the right to exercise all vested stock options through the Option Expiration Date set forth in the Employee's stock option agreement or stock option certificate. For purposes of this Agreement, a "Change of Control" shall occur upon: (i) RMGI stockholder approval of any merger or consolidation involving RMGI; or (ii) upon any sale of all or substantially all of RMGI's assets; or (iii) any other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of RMGI's then outstanding stock.

                    To the extent the terms of this Amendment conflict with any other agreement between the Company and the Employee, the terms of this Amendment shall govern.


                    IN WITNESS WHEREOF, this Agreement has been executed by the parties.

                                    RARE MEDIUM GROUP, INC.


                                    By:/s/Glenn S. Meyers
                                          ______________________________
                                          Name:  Glenn S. Meyers
                                          Title:    Chairman and CEO


                                       /s/Michael Hultberg
                                          _______________________________
                                          Name:  Michael Hultberg